 Exhibit 99.1

SRA COMPANIES, INC.
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE FISCAL YEARS ENDED JUNE 30, 2014 AND 2015

Independent Auditors’ Report
The Board of Directors
SRA Companies, Inc.:
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of SRA Companies, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of June 30, 2014 and 2015, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2015, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SRA Companies, Inc. and its subsidiaries as of June 30, 2014 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2015, in accordance with U.S. generally accepted accounting principles.
/s/ KPMG LLP
McLean, VA
August 25, 2015

SRA COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,
	2014	2015
ASSETS
Current assets:
Cash and cash equivalents	$108,840	$96,009
Restricted cash	1,619	681
Accounts receivable, net	217,677	213,915
Prepaid expenses and other	5,643	7,028

Total current assets	333,779	317,633
Property and equipment, net	18,925	16,449
Goodwill	783,604	828,929
Trade names	150,200	150,200
Identified intangibles, net	253,916	221,039
Other long-term assets	35,632	29,033

Total assets	$1,576,056	$1,563,283

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$22,000	$—
Accounts payable and accrued expenses	136,626	145,630
Accrued payroll and employee benefits	83,017	82,591
Billings in excess of revenue recognized	10,801	10,826
Deferred income taxes	5,355	6,121

Total current liabilities	257,799	245,168
Long-term debt	1,047,927	1,060,160
Deferred income taxes	106,253	100,763
Other long-term liabilities	23,429	18,866

Total liabilities	1,435,408	1,424,957
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 352,820 shares authorized as of June 30, 2014 and 2015, none issued and outstanding as of June 30, 2014 and 2015
Common stock, par value $0.01 per share; 1,147,180 shares authorized, 514,268 shares issued and outstanding as of June 30, 2014; 1,147,180 shares authorized, 516,662 shares issued and outstanding as of June 30, 2015	5	5
Additional paid-in capital	522,914	526,778
Accumulated other comprehensive loss, net of tax	(11,871)	(6,113)
Accumulated deficit	(370,400)	(382,344)

Total stockholders’ equity	140,648	138,326

Total liabilities and stockholders’ equity	$1,576,056	$1,563,283

The accompanying notes are an integral part of these consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended June 30,
	2013	2014	2015
Revenue	$1,507,722	$1,386,363	$1,389,214
Operating costs and expenses:
Cost of services	1,140,014	1,060,407	1,059,298
Selling, general and administrative	198,338	181,937	175,499
Depreciation and amortization of property and equipment	12,199	9,194	8,144
Amortization of intangible assets	88,147	72,711	58,514
Impairment of goodwill and other assets	345,753	—	—
Gain on the sale of a portion of the Health & Civil business	—	(1,564)	—

Total operating costs and expenses	1,784,451	1,322,685	1,301,455

Operating (loss) income	(276,729)	63,678	87,759
Interest expense	(100,777)	(104,191)	(106,812)
Interest income	43	65	38

Loss before income taxes	(377,463)	(40,448)	(19,015)
Benefit from income taxes	(60,169)	(16,286)	(7,071)

Net loss	$(317,294)	$(24,162)	$(11,944)

The accompanying notes are an integral part of these consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Year Ended June 30,
	2013	2014	2015
Net loss	$(317,294)	$(24,162)	$(11,944)
Unrealized (loss) gain on interest rate swaps, net of tax	(156)	312	5,758

Comprehensive loss	$(317,450)	$(23,850)	$(6,186)

The accompanying notes are an integral part of these consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)		Total Stockholders’ Equity
Balance June 30, 2012	514	$5	$516,814	$(12,027)	$(28,944)		$475,848
Net loss	—	—	—	—	(317,294)		(317,294)
Issuance of common Stock	—	—	—	—	—		—
Stock-based compensation	—	—	2,836	—	—		2,836
Other	—	—	(65)	—	—		(65)
Unrealized loss on interest rate swaps, net of tax	—	—	—	(156)	—		(156)

Balance June 30, 2013	514	$5	$519,585	$(12,183)	$(346,238)		$161,169
Net loss	—	—	—	—	(24,162)		(24,162)
Issuance of common Stock	—	—	—	—	—		—
Stock-based compensation	—	—	3,346	—	—		3,346
Other	—	—	(17)	—	—		(17)
Unrealized gain on interest rate swaps, net of tax	—	—	—	312	—		312

Balance June 30, 2014	514	$5	$522,914	$(11,871)	$(370,400)	$	$140,648
Net Loss	—	—	—	—	(11,944)		(11,944)
Issuance of common Stock	3	—	—	—	—		—
Stock-based compensation	—	—	3,910	—	—		3,910
Other	—	—	(46)	—	—		(46)
Unrealized gain on interest rate swaps, net of tax	—	—	—	5,758	—		5,758

Balance June 30, 2015	517	$5	$526,778	$(6,113)	$(382,344)		$138,326

The accompanying notes are an integral part of these consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended June 30,
	2013	2014	2015
Cash flows from operating activities:
Net loss	$(317,294)	$(24,162)	$(11,944)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	13,484	10,725	9,151
Amortization of intangible assets	88,147	72,711	58,514
Stock-based compensation	2,836	3,346	3,910
Deferred income taxes	(60,646)	(18,947)	(8,494)
Amortization of original issue discount and debt issuance costs	7,131	7,817	7,235
Impairment of goodwill and other assets	345,753	—	—
Gain on the sale of a portion of the Health & Civil business	—	(1,564)	—
Changes in assets and liabilities, net of the effect of acquisitions and divestitures
Accounts receivable	47,792	48,857	2,334
Prepaid expenses and other	(4,160)	9,730	(660)
Accounts payable and accrued expenses	(25,853)	28,340	11,973
Accrued payroll and employee benefits	(30,883)	(1,604)	(950)
Billings in excess of revenue recognized	(40)	2,799	25
Other	558	7,605	5,864

Net cash provided by operating activities	66,825	145,653	76,958

Cash flows from investing activities:
Capital expenditures	(11,791)	(7,355)	(7,480)
Acquisitions, net of cash acquired	(33,631)	—	(71,476)
Proceeds from the sale of a portion of the Health & Civil business	—	5,492	—

Net cash used in investing activities	(45,422)	(1,863)	(78,956)

Cash flows from financing activities:
Borrowings under revolving credit facility	75,000	100,000	10,000
Repayments under revolving credit facility	(75,000)	(100,000)	(10,000)
Repayments of Term Loan B Facility	(20,000)	(40,000)	(10,833)

Net cash used in financing activities	(20,000)	(40,000)	(10,833)

Net increase (decrease) in cash and cash equivalents	1,403	103,790	(12,831)
Cash and cash equivalents, beginning of period	3,647	5,050	108,840

Cash and cash equivalents, end of period	$5,050	$108,840	$96,009

Supplementary Cash Flow Information
Cash paid for interest	93,345	84,210	98,159
Cash paid (refunds received) for income taxes, net	1,435	(1,003)	1,777
The accompanying notes are an integral part of these consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies:
Basis of Presentation
SRA Companies, Inc., a Delaware corporation, or SRA Companies, and its wholly-owned subsidiary, Sterling Parent LLC, or Sterling Parent, were formed by private equity investment funds, or the PEP Funds, sponsored by Providence Equity Partners L.L.C., or Providence, for the sole purpose of acquiring SRA International, Inc. and its subsidiaries, or SRA, a Virginia corporation. SRA was acquired on July 20, 2011, or the Transaction. SRA Companies and Sterling Parent do not have any independent assets or operations.
The accompanying consolidated financial statements include the accounts of SRA Companies, Inc. and its wholly-owned subsidiaries and joint ventures of which we hold a majority interest, or collectively referred to as the Company, and have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. All intercompany transactions and balances have been eliminated.
In the opinion of management, the accompanying consolidated financial statements reflect all adjustments and reclassifications that are necessary for fair presentation of the periods presented.
Reclassifications
Certain reclassifications have been made to prior period amounts to conform to current period presentation. Such reclassifications have no effect on net income as previously reported.
Nature of Business
The Company is a provider of sophisticated information technology and strategic consulting services and solutions primarily to the U.S. federal government. The Company provides services and solutions that help its government customers address complex IT needs in order to achieve their missions more effectively, increase efficiency of operations, and reduce operating costs. The Company’s portfolio of customers spans a broad variety of federal agencies and is organized around them into two business groups: Health & Civil and National Security.
Operating segments are components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in allocating resources and in assessing performance. Due to the similarities in the types of customers, services and overall economic characteristics of the Company’s two business groups, the Company aggregates all of its operations into one reportable segment.
The Company derives a substantial portion of its revenue from services provided as a prime contractor or subcontractor on engagements with various agencies of the U.S. government. These contracts represented greater than 97% of the Company’s revenue for all periods presented. The Company considers individual agencies that may fall under a larger department as separate customers. No customer accounted for 10% or more of the Company’s revenue for any of the periods presented.
The Transaction
The Transaction was completed on July 20, 2011 for a total purchase price of approximately $1.9 billion. The Transaction and related fees were financed through equity contributions, together with borrowings under a senior secured term loan facility, proceeds from the issuance of notes, issuance of a promissory note, and cash on hand. The PEP Funds invested cash of approximately $394 million and Dr. Ernst Volgenau, the founder of the Company and the Chairman of the Board of the SRA Companies, rolled over equity in the predecessor entity of $150 million in return for which he received $120 million in equity and a promissory note. The promissory note was issued for a principal amount up to $30 million, repayable solely based on proceeds from planned divestitures. The Company expects to pay $17 million for this note. As of June 30, 2015, $12 million of this note was paid. SRA entered into senior secured credit facilities consisting of an $875 million term loan B facility, or Term Loan B Facility, and a $100 million senior secured revolving credit facility, or the Revolver, collectively referred to as the Senior Secured Credit Facilities. Additionally, SRA International, Inc. issued $400 million aggregate principal amount of 11% Senior Notes due October 1, 2019, or the Senior Notes. See Note 8 for a description of the Company’s indebtedness.

Accounting Estimates
The preparation of the Company’s consolidated financial statements in accordance with GAAP requires that management make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosure of contingent assets and liabilities. These estimates are based on the Company’s historical experience and various other factors that are deemed reasonable at the time the estimates are made. The Company re-evaluates its estimates at least quarterly. Actual results may differ significantly from these estimates under different assumptions or conditions. Management believes the critical accounting policies requiring significant estimates and judgments are revenue recognition, accounting for acquisitions, including the identification of intangible assets and the ongoing impairment assessments of goodwill and other long-lived assets, accounting for stock compensation expense and income taxes. If any of these estimates or judgments proves to be inaccurate, the Company’s results could be materially affected in the future.
Revenue Recognition
Revenue is recognized when persuasive evidence of an arrangement exists, services have been rendered or goods delivered, the contract price is fixed or determinable, and collectibility is reasonably assured. Revenue associated with work performed prior to the completion and signing of contract documents is recognized only when it can be reliably estimated and realization is probable. The Company typically only performs work prior to the completion and signing of contract documents when a relationship with the customer already exists and bases its estimates on previous experiences with the customer, communications with the customer regarding funding status, and its knowledge of available funding for the contract or program.
Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of the fee earned. The Company considers fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. The Company considers performance-based fees, including award fees, under any contract type to be earned when it can demonstrate satisfaction of performance goals, based upon historical experience, or when the Company receives contractual notification from a customer that the fee has been earned. Revenue on time-and-materials contracts is recognized based on the hours incurred at the negotiated contract billing rates, plus the cost of any allowable material costs and out-of-pocket expenses. Revenue on fixed-price contracts where the Company performs systems design, development and integration is recognized using the percentage-of-completion method of contract accounting. Unless it is determined as part of the Company’s regular contract performance review that overall progress on a contract is not consistent with costs expended to date, the Company determines the percentage completed based on the percentage of costs incurred to date in relation to total estimated costs expected upon completion of the contract. Revenue on fixed-price outsourcing and managed services contracts is recognized ratably over the contract period. Revenue on fixed-price strategic consulting contracts is recognized based on costs incurred because these services are directed by the Company’s customers and are subject to their needs which fluctuate throughout the contract period.
Contract revenue recognition involves estimation. The Company records the cumulative effect of a revision in revenue or profit recorded in the period in which the facts requiring the revision become known. Anticipated contract losses are recognized in the period in which they become probable and can be reasonably estimated.
Reserves for the collectibility of accounts receivable are recorded when the Company determines that it is less than probable that it will collect the amounts due and the reserve requirements can be reasonably estimated.

Impairment of Goodwill and Other Assets
Trade names are evaluated for impairment annually and between annual tests if events or changes in circumstances indicate the carrying value may not be recoverable. The Company assesses the potential impairment by comparing the carrying value of the trade names with their estimated fair value, utilizing the relief from royalty method. If the carrying value exceeds the fair value, the Company recognizes a loss based on the excess carrying value over fair value.
Goodwill represents the excess of the cost of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed. The Company tests goodwill for impairment annually during the fourth quarter as of April 1, and between annual tests if events or changes in circumstances indicate the carrying value may not be recoverable. The goodwill impairment assessment is separately performed for each of the Company’s two reporting units, National Security and Health & Civil.
The impairment model prescribes a two-step method for determining goodwill impairment. The first step compares the reporting unit’s estimated fair value to its carrying value. The Company utilizes a discounted cash flow analysis as well as comparative market multiples to determine the fair value of its reporting units. If the carrying value exceeds the estimated fair value, a potential impairment is indicated and the Company must complete the second step of the impairment test. The second step allocates the fair value of the reporting unit determined in step one to the tangible and intangible assets and liabilities to derive an implied fair value for the reporting unit’s goodwill. If the carrying value of goodwill exceeds the implied fair value, an impairment charge is recorded to reduce the carrying value of the goodwill to the implied fair value.
Intangible assets with finite lives are only evaluated for impairment when events or circumstances indicate that the carrying amount of long-lived assets and intangible assets may not be fully recoverable. The Company determines whether the carrying value of the long-lived asset is recoverable by comparing the asset’s carrying value to its future undiscounted net cash flows, without interest charges. If impairment is indicated as a result of this review, the Company recognizes an impairment charge for the amount by which the carrying amount exceeds the fair value, which is measured using estimated discounted future cash flows.
Refer to Note 3 for a detailed discussion of the fiscal 2013 impairment analysis and resulting charges.
Income Taxes
The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities less valuation allowances, if required. Enacted statutory tax rates are used to compute the tax consequences of these temporary differences. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the Company’s position following an audit.
The Company has a process to ensure that uncertain tax positions are identified, analyzed and properly reported in the Company’s financial statements in accordance with generally accepted accounting principles. The Company recognizes accrued interest and penalties related to uncertain tax positions in the provision for income tax expense, as well as interest earned related to income tax refunds.
The Company files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions with varying statutes of limitation. Periods for fiscal years ended after July 1, 2010 generally remain subject to examination by federal and state tax authorities. In foreign jurisdictions, tax years after 2010 may remain subject to examination by tax authorities.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original or purchased maturity of 90 days or less to be cash equivalents.

Restricted Cash
The Company’s restricted cash consists of cash collateral agreements primarily related to the Company’s corporate credit card program and the issuance of a letter of credit related to workers’ compensation insurance.
Accounts Receivable
Accounts receivable are typically billed and collected within 90 days of the balance sheet date. Consistent with industry practice certain receivables related to long-term contracts are classified as current although some of the retainages are not expected to be billed and collected within one year. The Company’s accounts receivable are primarily from U.S. federal government agencies or customers engaged in work for the federal government, and therefore, the Company believes there is no material credit risk associated with these receivables.
Property and Equipment
Property and equipment, including major additions or improvements thereto, are recorded at cost and depreciated over their estimated useful lives ranging from three to seven years using the straight-line method. Leasehold improvements are amortized over the lesser of the lease term or the asset’s estimated useful life, but typically not exceeding seven years, using the straight-line method. Depreciation and amortization expense related to property, equipment and leasehold improvements was $13.5 million, $10.7 million and $9.2 million for the years ended June 30, 2013, 2014, and 2015, respectively.

Accounting for Stock-Based Compensation
Compensation costs related to the Company’s stock-based compensation plans are recognized based on the grant-date fair value of the options and restricted stock granted. In calculating the compensation expense for options granted, the Company utilized the Black-Scholes-Merton option-pricing model to value the service options and the Monte Carlo or binomial lattice model to value the performance options. Both models are widely accepted methods to calculate the fair value of stock options; however, the results are dependent on the inputs, two of which, expected term and expected volatility, are dependent on management’s judgment. Changes in management’s judgment of the expected term and the expected volatility could have a material effect on the grant-date fair value calculated and, in turn, on the amount of compensation cost recognized. See Note 5 for details regarding the assumptions used in each of the models.
Given the absence of a public trading market, the Company utilized a discounted cash flow analysis as well as comparative market multiples to determine the fair market value of its common stock. The fair market value determination was discounted for lack of marketability for purposes of calculating the Company’s stock-based compensation expense.
The Company was required to estimate future stock option and restricted stock award forfeitures when determining the amount of stock-based compensation costs to record. The Company has concluded that its historical forfeiture experience since the Transaction is the best basis available to estimate future stock option forfeitures. However, actual forfeitures may differ from the estimates used, and could materially affect the compensation expense recognized.
Facility Costs
The Company recognizes rent expense, including escalated rent and rent holidays, on a straight-line basis over the term of the lease. Incentives for tenant improvements are recorded as liabilities and amortized as reductions in rent expense over the term of the respective leases.

From time to time, the Company may vacate leased space before the expiration of the lease, which results in the Company recording a facility exit charge. The facility exit charge is calculated as the remaining lease commitment plus termination costs less estimated sublease income. If actual amounts differ from the Company’s estimates, the amount of the facility exit charge may change. See Note 12 for a description of the charges recorded.
Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between marketplace participants. Various valuation approaches can be used to determine fair value, each requiring different valuation inputs. The following hierarchy classifies the inputs used to determine fair value into three levels:

•	Level 1—Quoted prices for identical instruments in active markets;

•
Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

•	Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
The Company did not have any significant non-financial assets or liabilities measured at fair value on June 30, 2014 or 2015. As discussed in Note 3, the Company recorded a charge for the impairment of goodwill and trade names to adjust the carrying value of the assets down to fair value in fiscal 2013. The valuation models used in the impairment analysis are based, in part, on estimated future operating results and cash flows. Because these factors are derived from the Company’s estimates and internal market assumptions, they are considered unobservable inputs and the resulting fair value measurements are included in Level 3 of the fair value hierarchy.
The Company’s financial instruments include cash, trade receivables, vendor payables, debt and derivative financial instruments. As of June 30, 2014 and 2015, the carrying value of cash, trade receivables, and vendor payables approximated their fair value. See Note 8 for a discussion of the fair value of the Company’s debt. See Note 9 for a discussion of the fair value of the Company’s derivative financial instruments.

Derivative Instruments and Hedging Activities
The Company utilizes derivative financial instruments to manage interest rate risk related to its senior secured term loan B facility. The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income (Loss), or AOCI, net of taxes, and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Any ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.
Preferred Stock
SRA Companies has 352,820 authorized shares of preferred stock as of June 30, 2014 and 2015. No preferred stock was issued by SRA Companies.
Common Stock
SRA Companies has 1,147,180 authorized shares of common stock as of June 30, 2014 and 2015. 514,268 and 516,662 shares were issued and outstanding as of June 30, 2014 and 2015, respectively.

Research and Development Costs
Research and development, or R&D, costs are expensed as incurred. Total R&D costs, which are included in selling, general and administrative expenses, were $1.4 million for each of the years ended June 30, 2013, 2014 and 2015.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standard Update, or ASU, 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. This ASU is effective for the Company’s fiscal 2019. This ASU permits the use of either the retrospective or cumulative effect transition method. Management is evaluating the methods of adoption allowed by this ASU and the effect that it is expected to have on the Company’s consolidated financial statements.
In April 2015, FASB issued ASU 2015-03, Interest - Imputation of Interest, which requires the debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with the presentation of debt discounts. This ASU is effective for the Company’s fiscal 2017. Adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.
In April 2015, FASB issued ASU No. 2015-05, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The new guidance becomes effective for the Company on January 1, 2016 with early adoption permitted. The Company can elect to adopt ASU 2015-05 prospectively to all arrangements entered into or materially modified after the effective date or retrospectively. The Company has not yet completed the evaluation of the effect that ASU No. 2015-05 will have on its consolidated financial statements.
2. Acquisitions & Divestitures:
Qbase Government Services Business
On April 15, 2015, the Company completed an asset purchase of substantially all of the Government Services business from Qbase LLC for $72.0 million. The acquired Qbase Government Services business delivers IT support solutions and professional services to help enable the U.S. government’s missions focused on health, IT, homeland security and law enforcement. The acquisition was financed with cash on hand. The asset purchase agreement contains customary representations and warranties and requires Qbase and certain controlling stockholders to indemnify the Company for certain contingent liabilities for which an escrow fund of $5.4 million was established.

The total consideration was allocated to net tangible and identifiable intangible assets based on their fair values as of April 15, 2015. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded to goodwill. In its determination of estimated fair values, the Company considered, among other factors, its intention for future use of acquired assets, analysis of historical financial performance, and estimates of future performance of contracts.

The purchase price allocation for Qbase was as follows (in thousands):

Components of Purchase Price
Cash paid	$71,476
Liabilities assumed	524

Total purchase price	$72,000

Allocation of Purchase Price
Current assets	$725
Long-term assets	550
Definite-lived intangible assets	25,400
Goodwill	45,325

Total purchase price	$72,000

The goodwill and identified intangible assets are deductible for income tax purposes. The identified intangible assets consist of customer relationships and backlog which will be amortized over estimated useful lives of twenty years and one year, respectively. The goodwill arising from the acquisition consists largely of the specialized nature of the workforce as well as synergies and economies of scale expected from combining the operations. Amortization is calculated on an accelerated basis based on the expected benefits of the assets.
MorganFranklin Corporation’s National Security Solutions Division
On December 16, 2012, the Company completed an asset purchase of MorganFranklin Corporation’s National Security Solutions division, or NSS, for $33.6 million. The acquisition was financed with borrowings under the Company’s revolving credit facility and cash on hand. NSS specializes in providing high-end command, control, communications, computer, intelligence, surveillance and reconnaissance, or C4ISR, intelligence analysis and cyber security services and solutions.
The total consideration was allocated to net tangible and identifiable intangible assets based on their fair values as of December 16, 2012. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded to goodwill. In its determination of estimated fair values, the Company considered, among other factors, its intention for future use of acquired assets, analysis of historical financial performance, and estimates of future performance of contracts.
The purchase price allocation for MorganFranklin Corporation’s NSS Division was as follows (in thousands):

Current assets	$6,033
Current liabilities	(2,219)

Acquired tangible assets	3,814
Definite-lived intangible assets	10,000
Goodwill	19,817

Total purchase price	$33,631

The goodwill and identified intangible assets are deductible for income tax purposes. The identified intangible assets consist of customer relationships which are being amortized over an estimated useful life of ten years. Amortization is calculated on an accelerated basis based on the expected benefits of the assets.

 Divestiture of a portion of the Health & Civil business
On July 1, 2013, the Company sold a portion of its Health & Civil business, consisting of six contracts, for approximately $5.5 million. The Company recognized a gain of approximately $1.6 million during fiscal 2014 as a component of continuing operations. As a result of the divestiture, goodwill and intangible assets were reduced by approximately $4.2 million and $1.3 million, respectively.
3. Goodwill and Long-Lived Assets:
The Company tests trade names and goodwill for impairment at least annually during the fourth quarter as of April 1.
Trade names are assessed for impairment by comparing the carrying value to the estimated fair value calculated using the relief from royalty method. Under the relief from royalty method, a market royalty rate is applied to the Company’s future projected revenue. In fiscal 2014 and 2015, the estimated fair value of the trade names was greater than the carrying value, therefore no impairment was recognized. In fiscal 2013, the Company recognized a trade name impairment charge of $51.9 million for the amount of carrying value in excess of fair value.
In December 2013, the Company realigned its portfolio of customers from four business groups: Civil, Defense, Health, and Intelligence, Homeland Security and Law Enforcement, or IHL, into two business groups: National Security group and Health & Civil group. Goodwill assigned to the Company’s reporting units is assessed for impairment in a two-step process. In step one, the Company utilizes a discounted cash flow analysis as well as comparative market multiples to determine the fair value of its reporting units. In fiscal 2014 and 2015, there was no indication of impairment in the National Security reporting unit or the Health & Civil reporting unit as the fair value was more than 20% higher than the carrying value. In fiscal 2013, the carrying values of Defense, Civil and IHL reporting units exceeded their respective fair values, indicating a potential impairment. There was no indication of impairment in the Health reporting unit.
In fiscal 2013, the Company performed the second step of the goodwill impairment analysis to measure the amount of the impairment charge in its Civil, Defense and IHL reporting units. In step two, the fair value determined in step 1 is allocated to the tangible and intangible assets and liabilities of the reporting unit to derive an implied fair value of the reporting unit’s goodwill. Based on the results of the step two analyses, the Company recorded a $293.9 million goodwill impairment in fiscal 2013.
The fiscal 2013 impairment charge by reporting unit is as follows (in thousands):

Goodwill Impairment
Civil	$166,105
Defense	52,128
IHL	75,620

Total impairment	$293,853

There can be no assurance that the estimates and assumptions used in the goodwill and trade names impairment analyses will prove to be accurate predictions of the future. If the assumptions regarding forecasted revenue or profitability are not achieved, or the Company experiences adverse changes in market factors such as discount rates or valuation multiples, the Company may be required to recognize additional impairment charges in future periods.

The changes in the carrying amount of goodwill were as follows (in thousands):

Goodwill as of June 30, 2013	$787,760
Sale of a portion of the Health & Civil business	(4,156)

Goodwill as of June 30, 2014	$783,604
Acquisition of Qbase Government Services Business	45,325

Goodwill as of June 30, 2015	$828,929

Given the goodwill impairment in fiscal 2013, the Company assessed the value of future undiscounted net cash flows related to the identified intangible assets with finite lives, without interest charges. The Company concluded that the carrying amount of the assets did not exceed the future undiscounted net cash flows, and therefore, the identified intangible assets were not impaired in fiscal 2013. In fiscal 2014 and 2015, there were no triggering events to assess whether identified intangible assets were impaired. Identified intangible assets for the periods presented consisted of the following (in thousands):

		June 30, 2014
	Weighted- Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	20 years	$288,901	$(62,556)	$226,345
Order backlog and developed technology	4 years	212,798	(187,634)	25,164
Software development costs	7 years	2,930	(523)	2,407

Total identified intangible assets	13 years	$504,629	$(250,713)	$253,916

		June 30, 2015
	Weighted- Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	20 years	$311,201	$(97,147)	$214,054
Order backlog and developed technology	4 years	215,898	(211,129)	4,769
Software development costs	7 years	3,167	(951)	2,216

Total identified intangible assets	13 years	$530,266	$(309,227)	$221,039

Amortization expense of identified intangible assets was $88.1 million, $72.7 million and $58.5 million for fiscal years 2013, 2014 and 2015, respectively. Identified intangible assets are amortized based on the expected benefits of the assets over estimated useful lives ranging from 1 to 20 years. Estimated amortization expense is as follows for the periods indicated (in thousands):

Fiscal year ending June 30,
2016	$41,941
2017	32,688
2018	26,764
2019	22,076
2020	18,119
Thereafter	79,451

Total	$221,039

4. Benefit Plan:
The Company maintains a defined contribution plan, the SRA International, Inc. 401(k) Savings Plan, or the Plan. All regular and full-time employees are generally eligible to participate in the Plan. The Board of Directors can make changes to the matching contribution percentage at any time. The Company’s matching contribution expense was $15.6 million, $10.7 million, and $11.0 million for the years ended June 30, 2013, 2014, and 2015, respectively.
5. Stock-Based Compensation:
Stock Options
The Board of Directors adopted a stock incentive plan in February 2012, amended in December 2012, or the 2012 Plan, that authorizes the issuance of up to 61,262 shares of common stock in the form of options. Under the 2012 Plan, key employees, non-employee directors and consultants of the Company may be granted a combination of service and performance options. The performance options are considered market-based for accounting purposes. The Company utilizes the Black-Scholes-Merton option-pricing model to value the service options and the Monte Carlo or binomial lattice model to value the performance options.
The service options generally vest in five equal installments subject to the option holder’s continued employment or service with the Company. The performance options vest at the time of a change in control based upon a specified level of cash return to the PEP Funds from its investment in the Company. The service and performance options expire 10 years from the date of grant.
Assumptions
In calculating the compensation expense for options granted, the Company utilizes the Black-Scholes-Merton model to value the service options and the Monte Carlo or binomial lattice model to value the performance options. The weighted average assumptions used to calculate fair market value of the stock options in the models for the periods presented were as follows:

	Fiscal Year Ended June 30,
	2013	2014	2015
Expected volatility	42.0%	142.5%	50.0%
Expected term (in years)	4.25	4.5	2.0
Risk-free interest rate	0.42%	0.63%	0.56%
Dividend yield	—%	—%	—%

For 2013 and 2014, the expected volatility is based upon the combination of SRA’s historical stock volatility as a public company before the announcement of the Transaction, the historical volatility of peer public companies’ stock prices and the implied volatility of comparable, publicly traded companies’ share prices determined from publicly traded call options, as applicable. For 2015 the expected volatility is based upon historical volatility of peer public companies’ stock prices.
The expected term is estimated based on exit event scenarios. The risk-free rate is based on the forward U.S. Treasury note yields over the expected term. The Company used a dividend yield percentage of zero because the Company has not historically paid dividends.
The estimated forfeiture rate was 35%, 40% and 45% for fiscal 2013, 2014 and 2015, respectively, based on an analysis of the Company’s historical forfeiture rate averages since the Transaction.

The following table summarizes stock option activity:

	Fiscal Year Ended June 30,
	2013	2014	2015
Service Options:
Shares under option at beginning of period	26,460	25,210	26,071
Options granted	5,581	5,362	1,495
Options forfeited or cancelled	(6,831)	(4,501)	(1,534)

Shares under option at end of period	25,210	26,071	26,032

Options exercisable at end of period	4,506	8,142	12,341

Performance Options:
Shares under option at beginning of period	27,060	25,488	25,957
Options granted	7,781	5,362	1,495
Options forfeited or cancelled	(9,353)	(4,893)	(851)

Shares under option at end of period	25,488	25,957	26,601

For the service options, the weighted-average exercise price is $1,000. The weighted-average fair value per option granted, calculated based on the Black-Scholes-Merton model, was $341, $192 and $168 for fiscal 2013, 2014, and 2015, respectively. For the performance options, the weighted-average exercise price is $1,000. The weighted-average fair value per option granted, calculated based on the binomial lattice model for 2013 and the Monte Carlo model for 2014 and 2015, was $188, $186 and $79 for fiscal 2013, 2014 and 2015, respectively.
As of June 30, 2015, the aggregate intrinsic value of the stock options outstanding, stock options exercisable and stock options expected to vest was $7.4 million, $1.7 million and $3.0 million, respectively. Intrinsic value is calculated as the difference between the exercise price of the shares and the fair market value as of June 30, 2015.
Restricted Common Stock
In fiscal 2012, pursuant to the Chief Executive Officer’s, or CEO’s, employment agreement, the CEO was granted 1,000 shares of restricted common stock valued at $1,000 per share. The restricted shares vest 20% per year on each of the first five anniversaries of the CEO’s date of employment with the Company.
In June 2013, the Board of Directors approved a restricted stock plan, or Restricted Stock Plan. The Board may award shares of restricted stock under the Restricted Stock Plan, at its discretion, to key employees. As of June 30, 2015, the number of authorized shares eligible for grant under the Restricted Stock Plan was 19,340 shares of common stock.
Vesting of restricted stock awarded under the Restricted Stock Plan is subject to the grantee’s continuous employment with the Company from the grant date to the vesting date. Awards vest over various time periods ranging from zero to 36 months. Vested restricted stock issued under the Restricted Stock Plan remains subject to certain sales and transfer restrictions, including a performance condition on certain vested restricted stock.

The following table summarizes restricted stock activity:

	Fiscal Year Ended June 30,
	2013	2014	2015
Nonvested restricted shares at beginning of period	1,000	12,165	12,076
Restricted shares granted	11,365	3,309	1,300
Restricted shares vested	(200)	(200)	(2,517)
Restricted shares forfeited	—	(3,198)	(620)

Nonvested restricted shares at end of period	12,165	12,076	10,239

The weighted-average grant-date fair value of the restricted stock granted in fiscal 2013 was $250 per share. The weighted-average grant-date fair value of the restricted stock granted in fiscal 2014 and 2015 was $200 and $226 per share, respectively, which is restricted by a Company performance condition. The per share value calculated for purposes of recording stock-based compensation expense was determined using a discounted cash flow analysis as well as comparative market multiples, and was discounted for lack of marketability.
Stock Compensation Expense
The Company recognized stock-based compensation expense related to the stock options and restricted stock of $2.8 million, $3.3 million and $3.9 million for the years ended June 30, 2013, 2014 and 2015, respectively. The total amount of unrecognized compensation expense related to unvested stock-based compensation arrangements was $3.2 million as of June 30, 2015 and is expected to be recognized on a straight-line basis over a weighted average period of 1.7 years.
6. Accounts Receivable:
Accounts receivable, net as of June 30, 2014 and 2015 consisted of the following (in thousands):

	June 30,
	2014	2015
Billed and billable, net of allowance of $957 and $997 as of June 30, 2014 and 2015, respectively	$201,427	$199,957

Unbilled:
Retainages	4,031	4,464
Revenue recorded in excess of milestone billings on fixed-price contracts	12,595	6,715
Revenue recorded in excess of contractual authorization, billable upon receipt of contractual documents	5,184	8,764
Allowance for unbillable amounts	(5,560)	(5,985)

Total unbilled	16,250	13,958

Total accounts receivable	$217,677	$213,915

The billable receivables included in the billed and billable line item above represent primarily revenue earned in the final month of the reporting period. Consistent with industry practice, certain receivables related to long-term contracts are classified as current, although $2.4 million of retainages are not expected to be billed and collected within one year. The Company’s accounts receivable are primarily from federal government agencies or customers engaged in work for the federal government.

Changes in the Company’s allowance for doubtful accounts for the periods presented were as follows (in thousands):

	Fiscal Year Ended June 30,
	2013	2014	2015
Beginning balance	$532	$773	$957
Charged to costs and expenses	241	184	40

Ending balance	$773	$957	$997

Changes in the Company’s allowance for unbillable amounts for the periods presented were as follows (in thousands):

	Fiscal Year Ended June 30,
	2013	2014	2015
Beginning balance	$5,269	$5,223	$5,560
Charged to costs and expenses	(46)	337	425

Ending balance	$5,223	$5,560	$5,985

Billings in excess of revenue totaled $10.8 million at June 30, 2014 and June 30, 2015. Billings in excess of the revenue recognized are classified as a current liability in the consolidated balance sheet.
Accounts Receivable Factoring
During fiscal 2014, the Company entered into an accounts receivable purchase agreement under which the Company sells certain accounts receivable to a third party, or the Factor, without recourse to the Company. The Factor initially pays the Company 90% of the receivable and the remaining price is deferred and based on the amount the Factor receives from our customer. The structure of the transaction provides for a true sale, on a revolving basis, of the receivables transferred. Accordingly, upon transfer of the receivable to the Factor, the receivable is removed from the Company’s consolidated balance sheet, a loss on the sale is recorded and the deferred price is an account receivable until it is collected. The balance of the sold receivables may not exceed $56.0 million at any time. For fiscal 2014 and 2015, the Company sold approximately $142.2 million and $402.5 million of receivables, respectively, and recognized a related loss of $0.4 million and $1.0 million, respectively, in selling, general and administrative expenses. As of June 30, 2015, the balance of the sold receivables was approximately $34.6 million, and the related deferred price was approximately $3.5 million.

7. Composition of Certain Financial Statement Captions:
Details of the composition of certain financial statement captions for the periods presented were as follows (in thousands):

	June 30,
	2014	2015
Prepaid expenses and other
Taxes and taxes receivable	$—	$185
Maintenance and software	1,575	1,270
Rent	237	253
Other	3,831	5,320

Total prepaid expenses and other	$5,643	$7,028

Property and equipment
Leasehold improvements	$22,482	$23,836
Furniture, equipment and software	32,185	35,318
Total property and equipment	54,667	59,154
Less: Accumulated depreciation and amortization	(35,742)	(42,705)

Total property and equipment, net	$18,925	$16,449

Other long-term assets
Debt issuance costs, net	$31,566	$25,397
Other	4,066	3,636

Total other long-term assets	$35,632	$29,033

Accounts payable and accrued expenses
Vendor obligations	$86,658	$98,708
Accrued interest	23,215	24,603
Interest rate derivative liability	10,729	7,637
Facility exit charge	8,173	6,667
Other	7,851	8,015

Total accounts payable and accrued expenses	$136,626	$145,630

Accrued payroll and employee benefits
Accrued salaries and incentive compensation	$35,195	$39,936
Accrued leave	33,694	30,286
Accrued fringe benefits	14,128	12,369

Total accrued payroll and employee benefits	$83,017	$82,591

Other long-term liabilities
Interest rate derivative liability	$8,803	$2,369
Deferred rent	9,433	12,378
Facility exit charge	5,193	4,119

Total other long-term liabilities	$23,429	$18,866

8. Debt:
On July 20, 2011, in connection with the Transaction, SRA (i) entered into senior secured credit facilities, consisting of an $875.0 million Term Loan B Facility and a $100.0 million Revolver, or the Credit Agreement, and (ii) issued $400.0 million aggregate principal amount of 11% Senior Notes. The Term Loan B Facility was issued at a discount of $8.75 million.

At June 30, 2014 and 2015, debt consisted of the following (in thousands):

	June 30,
	2014	2015
Term Loan B Facility	$675,000	$664,167
Less: Unamortized discount	(5,073)	(4,007)

Term Loan B Facility, net	669,927	660,160
Senior Notes due 2019 at 11%	400,000	400,000

Total debt	1,069,927	1,060,160
Less: Current portion of long-term debt	(22,000)	—

Long-term debt	$1,047,927	$1,060,160

As of June 30, 2015 and 2014, the estimated fair value of SRAs outstanding debt was approximately $1,088.7 million and $1,098.5 million, respectively. The estimated fair value of this outstanding debt was determined based on quoted prices for similar instruments in active markets (Level 2 inputs).
The Credit Agreement and the indenture governing the Senior Notes limit SRA’s ability to incur certain additional indebtedness, pay dividends or make other distributions or repurchase capital stock, make certain investments, enter into certain types of transactions with affiliates, use assets as security in other transactions, and sell certain assets.
SRA is required to meet a net senior secured leverage ratio, or NSSLR, covenant quarterly if any revolving loan, swing-line loan or letter of credit is outstanding on the last day of the quarter. SRA had no outstanding debt, letters of credit or borrowings on its Revolver as of June 30, 2014 and 2015. If SRA had any borrowings on its Revolver, it would have been required to maintain a NSSLR of less than or equal to 4.5x as of June 30, 2015. The ratio is calculated as the consolidated net secured indebtedness as of the last day of the quarter (defined as the consolidated net debt secured by any lien minus any cash and permitted investments) to the preceding four quarters’ consolidated EBITDA (as defined in the Credit Agreement). SRA’s NSSLR was 3.2x as of June 30, 2014 and 2.9x as of June 30, 2015. As of June 30, 2015, SRA was in compliance with all of its covenants.
Senior Secured Credit Facilities
Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus the London Interbank Offered Rate, or LIBOR, with a 1.25% floor, or, at SRA’s option, an applicable margin plus an alternative base rate determined by reference to the higher of the prime rate or the federal funds rate plus 0.5%, with a 2.25% floor. In addition to paying interest on outstanding principal under the senior secured credit facilities, SRA pays a per annum commitment fee on undrawn amounts under the revolving credit facility and customary administrative fees. The senior secured credit facilities are guaranteed by Sterling Parent and substantially all wholly-owned domestic subsidiaries of SRA. The Term Loan B Facility matures in July 2018 and the Revolver matures in July 2016.
In addition, the senior secured credit facilities require SRA to prepay outstanding term loans, subject to certain exceptions, in the case of excess cash flow, or ECF, and in the event of certain asset sales, condemnation events and issuances of debt. SRA is required to make annual payments equal to 50% of ECF based upon achievement of a net senior secured leverage ratio, or NSSLR, between 2.75x and 3.5x. The required annual payments adjust to 75% of ECF when NSSLR is greater than 3.5x, 25% of ECF when NSSLR is between 2x and 2.75x, and zero if NSSLR is less than 2x. Any required ECF payments are due in October each year, subject to acceptance by the lenders. SRA repaid $140.0 million of its Term Loan B Facility in fiscal 2012, which satisfied all of SRA’s required quarterly principal payments and required ECF principal payments for fiscal 2012. SRA repaid $20.0 million of its Term Loan B Facility in fiscal 2013, which satisfied the SRA’s required ECF principal payments for fiscal 2013. SRA’s fiscal 2014 ECF requirement was $61.5 million, of which SRA repaid

$40.0 million during fiscal 2014. The remainder was tendered as payment in October 2014, of which $10.6 million was declined by the lenders and returned to SRA, as permitted by the facility. No amount is due in mid-October, 2015 based on the terms of the agreement.
The $8.75 million Term Loan B Facility original issue discount is being amortized to interest expense using the effective interest method and added to the recorded debt amount over the seven-year term of the loan. During fiscal 2013, 2014 and 2015, $1.1 million, $1.3 million and $1.1 million, respectively, of the original issue discount were amortized and reflected in interest expense in the consolidated statements of operations.
Costs incurred in connection with the issuance of the debt are amortized using the effective interest method over the life of the related debt and accelerated to the extent that any repayment is made. During fiscal 2013, 2014 and 2015 $6.0 million, $6.6 million and $6.2 million, respectively, of costs were amortized and reflected in interest expense in the consolidated statements of operations.
As of June 30, 2015, interest accrued at an average rate of 6.5% for the senior secured credit facilities. Interest payments of $47.8 million, $36.7 million and $44.8 million were made for fiscal 2013, 2014 and 2015, respectively, including $0.5 million, $0.6 million, and $0.7 million of commitment fees for the same periods.
Senior Notes due 2019
The Senior Notes due 2019 are guaranteed by SRA’s wholly-owned domestic subsidiaries.
Interest on the Senior Notes is payable semi-annually. The Senior Notes are redeemable, in whole or in part, at the redemption prices set forth in the indenture governing the Senior Notes, including a redemption price of 105.5% during the twelve-month period beginning on October 1, 2015, plus accrued and unpaid interest, if any, to the redemption date.
As of June 30, 2014 and 2015, interest accrued at an average rate of 11.0% for the Senior Notes. SRA paid $44.0 million of interest related to the Senior Notes for each of fiscal 2013, 2014 and 2015.
9. Derivative Instruments and Hedging Activities:
Hedge of Interest Rate Risk
Risk Management Objective of Using Derivatives
The Company utilizes derivative financial instruments to manage interest rate risk related to its Term Loan B Facility.
Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company uses interest rate swaps as part of its interest rate risk management strategy. Such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. As of June 30, 2014 and 2015, the Company had outstanding interest rate derivatives with a combined notional value of $565.0 million and $500.0 million, respectively, which were designated as cash flow hedges of interest rate risk.
The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income, or AOCI, net of taxes, and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next twelve months, the Company estimates that approximately $6.2 million will be reclassified from AOCI into interest earnings.

Fair Values of Derivative Instruments on the Consolidated Balance Sheets
The fair value of the Company’s derivative financial instruments, determined using Level 2 inputs (see Note 1), was $19.5 million and $10.0 million as of June 30, 2014 and 2015, respectively. The current portion is included in the accounts payable and accrued expenses and the long-term portion is included in other long-term liabilities in the consolidated balance sheets.

The Company utilizes a third-party pricing service to assist with determining the fair values for its interest rate swaps. The Company performs procedures to corroborate the values provided by the pricing service including regular discussions to understand the pricing service’s methodology and a review of the service provider’s Statement on Standards for Attestation Engagements No. 16, or SSAE 16, report.
The Effect of Derivative Instruments on the Consolidated Statements of Operations & Consolidated Statements of Comprehensive Loss
All amounts recorded in other comprehensive loss are related to the Company’s derivatives. The following table represents a rollforward of amounts recognized in accumulated other comprehensive loss, including the reclassifications out of the accumulated other comprehensive loss to the consolidated statements of operations (in thousands):

	Fiscal Year Ended June 30, 2013	Fiscal Year Ended June 30, 2014	Fiscal Year Ended June 30, 2015
Beginning of period	$(12,027)	$(12,183)	$(11,871)
Other comprehensive loss before reclassifications
Total before tax	(1,798)	(4,064)	(1,381)
Tax effect	705	1,594	537

Net of tax	(1,093)	(2,470)	(844)
Amounts reclassified from accumulated other comprehensive loss
Total before tax	1,542	4,578	10,908
Tax effect	(605)	(1,796)	(4,306)

Net of tax	937	2,782	6,602

Net other comprehensive (loss) income	(156)	312	5,758

End of period	$(12,183)	$(11,871)	$(6,113)

The Company amortized $1.5 million, $4.6 million and $10.9 million of the interest rate derivatives from AOCI into interest expense in the consolidated statements of operations for the years ending June 30, 2013, 2014 and 2015, respectively.
The Company has agreements with each of its interest rate swap counterparties that contain a provision providing that the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness.
If the Company had breached any of the provisions of the agreements at June 30, 2015, it could have been required to settle its obligations under the agreements at an estimated termination value. As of June 30, 2015, the termination value of the interest rate swaps in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk related to these agreements, was $13.0 million. As of June 30, 2015, the Company had not breached any of the provisions or posted any collateral related to these agreements.

10. Income Taxes:
The benefit for income taxes for the periods presented was comprised of the following (in thousands):

	Fiscal Year Ended June 30, 2013	Fiscal Year Ended June 30, 2014	Fiscal Year Ended June 30, 2015
Current provision (benefit)
Federal	$986	$1,605	$(4,023)
State	(509)	905	1,718
Deferred provision (benefit)
Federal	(52,115)	(15,379)	(2,540)
State	(8,531)	(3,417)	(2,226)

Provision for (benefit from) income taxes	$(60,169)	$(16,286)	$(7,071)

A reconciliation of the Company’s statutory federal income tax rate to the effective tax rate for the periods presented is shown below:

	Fiscal Year Ended June 30, 2013	Fiscal Year Ended June 30, 2014	Fiscal Year Ended June 30, 2015
Statutory federal income tax rate	35%	35%	35%
State income taxes, net of federal income tax benefit	4.2	4.2	3.9
Federal tax credits	0.1	1.1	3.3
Non-deductible goodwill impairment	(23.6)	—	—
Adjustments to prior year tax benefits	—	—	(3.3)
Other	0.2	—	(1.7)

Effective tax rate	15.9%	40.3%	37.2%

The Company’s fiscal 2015 effective tax rates are lower than the statutory income tax rate primarily as a result of adjusting tax benefits recognized previously in the financial statements and prior year returns.

The components of the Company’s deferred tax (liabilities) assets as of June 30, 2014 and 2015 were as follows (in thousands):

	June 30,
	2014	2015
Deferred tax assets
Compensated absences and other accruals not yet deductible for tax purposes	$31,503	$31,343
Financial statement depreciation in excess of tax depreciation	16,497	18,279
Nonqualified stock awards	3,108	4,254
Net operating loss carryforwards of acquired companies	6,274	—
Other	13,998	12,054

Total deferred tax asset	$71,380	$65,930

Deferred tax liabilities
Identified intangible assets	$(146,289)	$(136,026)
Prepaid expenses	(769)	(792)
Unbilled contract revenue	(35,930)	(35,996)

Total deferred tax liabilities	(182,988)	(172,814)

Net deferred tax liability	$(111,608)	$(106,884)

Uncertain Tax Positions
The change in the Company’s unrecognized tax benefits for the periods presented is as follows (in thousands):

	Fiscal Year Ended June 30, 2013	Fiscal Year Ended June 30, 2014	Fiscal Year Ended June 30, 2015
Beginning balance	$581	$967	$1,311
Gross increases related to prior year tax positions	376	251	150
Gross increase related to current year tax positions	157	93	137
Lapse of applicable statute of limitations	(147)	—	(244)

Ending balance	$967	$1,311	$1,354

The Company’s unrecognized tax benefits as of June 30, 2015 primarily relate to federal research and development tax credits taken on the Company’s fiscal 2011 through fiscal 2014 tax returns. The Company’s unrecognized tax benefits as of June 30, 2015, if recognized, would provide a tax benefit. The Company does not anticipate any material changes in this position in the next 12 months.
The Internal Revenue Service, or IRS, is currently examining the Company’s federal income tax return for fiscal 2011. The Company has been notified that the IRS may contest a deduction in that period, but the Company believes firmly in the validity of its position and would defend vigorously.

11. Commitments and Contingencies:
Government Contracting
The Company is subject to investigations and reviews relating to compliance with various laws and regulations. U.S. Government agencies, including the Defense Contract Audit Agency, or DCAA, and the Defense Contract Management Agency, or DCMA, routinely audit and review a contractor’s performance on government contracts; accounting, estimating, and other management internal control systems; indirect rates and pricing practices; and compliance with applicable contracting and procurement laws, regulations and standards, including U.S. Government Cost Accounting Standards.
In November 2013, DCMA issued a report that deemed the Company’s accounting system acceptable. Any future adverse audit findings or failure to obtain an “adequate” determination of the Company’s various accounting, estimating, and other management internal control systems from the responsible U.S. government agency could significantly and adversely affect its business, including its ability to bid on new contracts and its competitive position in the bidding process. The government may also decrement billings until cited deficiencies are corrected and a follow-up review has been performed by DCAA confirming corrective actions are adequate.
The DCAA has not completed audits of the Company’s incurred cost submissions for fiscal 2009 and subsequent fiscal years. The Company has recorded financial results subsequent to fiscal 2008 based upon costs that the Company believes will be approved upon final audit or review. If incurred cost audits result in adverse findings that exceed the Company’s estimates, it may have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Leases
Net rent expense for the periods presented was as follows (in thousands):

	Fiscal Year Ended June 30, 2013	Fiscal Year Ended June 30, 2014	Fiscal Year Ended June 30, 2015
Office space	$37,424	$32,203	$33,661
Sublease income	(4,158)	(4,161)	(2,288)
Furniture and equipment	556	504	441

Total	$33,822	$28,546	$31,814

The following table summarizes the Company’s future minimum rental commitments under noncancelable operating leases, primarily for office space, as of June 30, 2015 (in thousands):

	Rental Commitments (a)	Sublease Income	Net Commitment
Fiscal Year Ending June 30,
2016	$27,024	$(1,613)	$25,411
2017	21,480	(1,660)	19,820
2018	18,528	(1,592)	16,936
2019	15,996	(1,006)	14,990
2020	15,435	(1,047)	14,388
Thereafter	103,568	(3,905)	99,663

Total future minimum lease payments	$202,031	$(10,823)	$191,208

(a)
Includes approximately $5.0 million, $3.8 million, $2.8 million, $2.3 million, $2.0 million and $12.4 million of future cash payments for fiscal 2016, 2017, 2018, 2019, 2020 and thereafter, respectively, related to the underutilized space that the Company exited during fiscal 2012, 2013, 2014 and 2015 (see Note 12).

The Company leases all of its office facilities. Some of these leases include tenant improvement incentives, rent holidays, or rent escalation clauses. Certain lease commitments are subject to adjustment based on changes in the Consumer Price Index.
Litigation
The Company is subject to investigations, audits and reviews relating to compliance with various laws and regulations with respect to its role as a contractor to agencies and departments of the U.S. Government, state, local, and foreign governments, and otherwise in connection with performing services in countries outside of the United States. Such matters can lead to criminal, civil or administrative proceedings and the Company could be faced with penalties, fines, payments or compensatory damages. Adverse findings could also have a material adverse effect on the Company because of its reliance on government contracts. The Company is subject to periodic audits by state, local, and foreign governments for taxes. The Company is also involved in various claims, arbitrations and lawsuits arising in the normal conduct of its business, including but not limited to bid protests, various employment litigation matters, contractual disputes and charges before administrative agencies. Although the Company can give no assurance, based upon its evaluation and taking into account the advice of legal counsel, the Company does not believe that the outcome of any such matter would likely have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

12. Facility Exit Costs:
Periodically the Company initiates activities to consolidate and exit certain underutilized leased facilities as well as sublease excess space. The Company exited underutilized office space in several of its leased facilities and recognized a total facility exit charge of $3.8 million, $12.8 million and $5.5 million during fiscal 2013, 2014 and 2015 respectively, which was included in selling, general and administrative expenses on the consolidated statement of operations. Future lease payments will continue to be made through the end of the lease terms, with the latest expiring in fiscal 2026.
In determining the fair value of the facility exit charge, the Company made estimates related to potential sublease income and future exit costs. If the actual amounts differ from the Company’s estimates, the amount of the facility exit charge could be impacted.
The following is a summary of the accrued facility exit charge (in thousands). The current portion is included in accounts payable and accrued expenses and the long-term portion is included in other long-term liabilities in the consolidated balance sheets.

Balance as of June 30, 2013	$3,538
Facility exit costs accrued	12,810
Cash payments	(2,202)
Non-cash settlement	(780)

Balance as of June 30, 2014	13,366
Facility exit costs accrued	5,545
Cash payments	(7,689)
Non-cash settlement	(436)

Balance as of June 30, 2015	10,786
Less: Current portion of facility exit charge liability	(6,667)

Long-term facility exit charge liability	$4,119

13. Related Party Transactions:
In accordance with the Transaction, Providence provides the Company with advisory, consulting, and other services for which the Company pays Providence an annual management fee. In addition to the management fee, the Company is responsible for expenses incurred by Providence in connection with its performance of oversight services. The Company incurred $1.9 million, $1.8 million and $1.8 million in management fees and expenses for the years ended June 30, 2013, 2014 and 2015, respectively.
As of June 30, 2012, Providence affiliates owned $11.7 million of the Company’s Term Loan B Facility. During fiscal 2013, the Providence affiliates sold all of their interest in the Company’s Term Loan B Facility. Interest payments of approximately $0.4 million were made for this portion of the Term Loan B Facility for fiscal 2013.
From time to time, and in the ordinary course of business the Company purchases goods and services from other Providence portfolio companies. Costs associated with these related party transactions for the years ended June 30, 2013, 2014 and 2015 were $7.6 million, $5.3 million and $9.0 million, respectively.
As of June 30, 2014, there were no amounts due from related parties and $0.6 million due to related parties, which was included in the accompanying consolidated balance sheet. As of June 30, 2015, there were no amounts due from related parties and $1.2 million due to related parties, which was included in the accompanying consolidated balance sheet.
14. Subsequent Events:
We have evaluated subsequent events through the date the financial statements were issued.